EXHIBIT 99.2

Consent of Director Nominee

Foamix Pharmaceuticals Ltd. (the “Company”) has filed a Registration Statement on Form F−1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed initial public offering of its ordinary shares. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named and described as a nominee to the board of directors of the Company in such Registration Statement, as may be amended from time to time and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Darrell Rigel
Name: Darrell Rigel

September 3, 2014